INTERNATIONAL PAPER PLAZA

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

International Paper Completes Sale of Brazilian Coated Papers Business

to Stora Enso

MEMPHIS, Tenn.—Sep. 1, 2006—International Paper (NYSE: IP) has completed the previously announced sale of its Brazilian coated papers business to Stora Enso Oyj for approximately $420 million, subject to certain post-closing adjustments. The business includes a world-class coated paper mill and lumber mill in Arapoti, Paraná State, Brazil, as well as 50,000 hectares (approximately 124,000 acres) of forestland in Paraná (These assets were formerly owned by Inpacel -- Industria de Papel Arapoti Ltda. and Inpacel Agroflorestal Ltda., subsidiaries of International Paper.).

The Brazilian coated papers business had sales of approximately $230 million in 2005. It produces approximately 200,000 metric tonnes of coated paper for catalog, magazine and retail insert markets, and approximately 83 million board feet of lumber each year. Included among the 50,000 hectares of forestlands are 25,000 hectares of pine plantation and 5,000 hectares of eucalyptus plantation. The business employs 711 people.

Headquartered in the United States, International Paper has been a leader in the forest products industry for more than 100 years. The company is currently transforming its operations to focus on its global uncoated papers and packaging businesses, which operate and serve customers in the U.S., Europe, South America and Asia. These businesses are complemented by an extensive North American merchant distribution system. International Paper is committed to environmental, economic and social sustainability, and has a long-standing policy of using no wood from endangered forests. To learn more, visit www.internationalpaper.com.

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Contacts:

Media: Amy Sawyer, 901-419-4312; Investors: Brian McDonald, 901-419-4957